EXHIBIT 12.2

PP&L RESOURCES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERRED DIVIDENDS
(Millions of Dollars)


                                              12 Months
                                                Ended                                       12 Months Ended
                                               June 30,                                      December 31,
                                              --------------   ----------------------------------------------------------
                                                 1999          1998(a)          1997        1996        1995        1994
                                              --------------   -------          ----        ----        ----        ----
Fixed charges, as defined:
  Interest on long-term debt.................     $210          $203            $196        $207        $213        $214
  Interest on short-term debt
    and other interest.......................       40            33              26          17          18          18
  Amortization of debt discount,
    expense and premium - net................        3             2               2           2           2           2
  Interest on capital lease obligations
         Charged to expense..................        9             8               9          13          15          12
         Capitalized.........................        1             2               2           2           2           1
  Estimated interest component of
    operating rentals........................       18            18              15           8           8           6
  Proportionate share of fixed charges
    of 50-percent-or-less-owned
    persons..................................        1             1               1           1           1           1
                                              ----------       -------       ---------    --------    --------   --------
         Total fixed charges.................     $282          $267            $251        $250        $259        $254
                                              ==========       =======       =========    ========    ========   ========

Dividends on preferred and
  preference stock (b).......................       31            31              33          47          28          49
                                              ----------       -------       ---------    --------    --------   --------
         Combined fixed charges and
         dividends on preferred and
         preference stock....................     $313          $298            $284        $297        $287        $303
                                              ==========       =======       =========    ========    ========   ========

Earnings, as defined:
  Net income.................................     $408          $379            $296        $329        $323        $216
  Preferred and Preference Stock
    Dividend Requirements....................       25            25              24          28          28          28
  Less undistributed income of less
    than 50-percent-owned persons............        -             -               -           -           -           -
                                              ----------       -------       ---------    --------    --------   --------
                                                   433           404             320         357         351         244
Add (Deduct:)
  Income taxes...............................      251           259             238         253         286         180
  Amortization of capitalized interest
    on capital leases........................        1             2               2           4           5           9
  Total fixed charges as above
    (excluding capitalized interest
    on capital lease obligations)............      281           265             248         248         257          253
                                              ----------       -------       ---------    --------    --------   --------
         Total earnings......................     $966          $930            $808        $862        $899         $686
                                              ==========       =======       =========    ========    ========   ========
Ratio of earnings to fixed charges...........     3.09          3.12            2.85        2.90        3.13         2.26
                                              ==========       =======       =========    ========    ========   ========



(a)  Excluding extraordinary items.

(b) Represents the pretax earnings which would be required to cover preferred and preference stock dividends.